FYTEK, S.A. DE C.V.
                      (a Mexican corporation)

                       FINANCIAL STATEMENTS
                    DECEMBER 31, 1999 AND 1998

                             CONTENTS

                                             Page

Report of independent auditors                 1

Financial statements:
Balance sheets                                 2
Statement of income                            3
Statement of changes in stockholders' equity   4
Statement of cash flows                        5

Notes to financial statements                6-12
                -----------------------------------

                 REPORT OF INDEPENDENT ACCOUNTANTS

Monterrey, N. L., February 29, 2000

To the Stockholders of Fytek, S. A. de C. V.

1.We have audited the accompanying balance sheets of Fytek, S. A. de C. V. as of December 31, 1999 and 1998, and the related statements of income, of changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

2.We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and that they were prepared in accordance with generally accepted accounting principles. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

3.As more fully described in Note 1 to the financial statements, through December 31, 1998, Mexico had a highly inflationary economy. Accounting principles generally accepted in the United States of America require that financial statements of a company denominated in the currency of a country with a highly inflationary economy be remeasured into a more stable currency unit. Effective January 1, 1999, Mexico is no longer deemed a highly inflationary economy. Consequently, for the year ended December 31, 1999, the company's functional currency is the Mexican peso.

4.In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of Fytek, S. A. de C. V. at December 31, 1999 and 1998, and the results of its operations, the changes in its stockholders' equity and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

PricewaterhouseCoopers

                              FYTEK, S. A. DE C. V.

                          BALANCE SHEETS
                     Thousands of U.S. dollars

                                                    December 31,
                                                  1999      1998
Assets:
Cash and cash equivalents                        $600      $279
Accounts receivable                              2,505     1,841
Related parties receivable                         97
Inventories                                       974       965
                                                  ---       ---
Total current assets                             4,176     3,085
Machinery and equipment                           144        57
                                                  ---        --
Total assets                                     $4,320    $3,142
                                                 ======    ======

Liabilities:
Suppliers                                        $1,127    $1,064
Related parties payable                          1,963     1,239
Deferred income tax                                73       109
Sundry creditors and accrued expenses             223        87
                                                  ---        --
Total current assets                             3,386     2,499
                                                 -----     -----

Stockholders' equity:
Capital stock                                     307       307
Retained earnings                                 606       336
Cumulative translation adjustment                  21
                                                 -----     -----
Total stockholders' equity                        934       643
                                                 -----     -----
Total liabilities and stockholders' equity       $4,320    $3,142
                                                 ======    ======


The accompanying notes are an integral part of these financial statements.

                       FYTEK, S. A. DE C. V.

                       STATEMENTS OF INCOME
                     Thousands of U.S. dollars

                                                   Years ended
                                                   December 31,
                                                  1999       1998

Net sales                                       $7,623     $7,134
Cost of sales                                   (6,361)    (6,173)
                                                ------     ------
Gross margin                                    1,262       961
Operating expenses                              (561)      (423)
                                                ----       ----
Operating income                                 701        538
                                                 ---        ---

Interest income                                    33       144
Interest expense                                 (15)       (8)
Exchange (loss) gain, net                        (24)       121
                                                 ---        ---
                                                  (6)       257
                                                  --        ---
                                                  695       795
Other income, net                                  14         5
                                                   --         -
Income before income tax                          709       800
Income taxes expense                             (439)     (514)
                                                 ----       ----
Net income                                      $ 270      $286
                                                =====      ====


The accompanying notes are an integral part of these financial statements.

                       FYTEK, S. A. DE C. V.

           STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                     Thousands of U.S. dollars


                                            Cumulative         Cumulative
                         Capital  Retained  translation        comprehensive
                         stock    earnings  adj.        Total  income
                         -----    --------  ---------   -----  ------


Balances at December 31,
  1997                    $307     $50                   $357   $50

Net income                         $286                  $286
Comprehensive income                                            $286
                         -----    -----     ---------   -----   -----


Balances at December 31,
   1998                  $307      $336                  $643   $336

Net income                         $270                  $270
Effect of change in functional
currency (Note 1.e)                             ($3)     ($3)
Foreign currency translation
adjustment                                      $24      $24
Comprehensive income                                            $291
                         -----    -----     ---------   -----   -----

Balances at December 31,
   1999                  $307     $606          $21     $934    $627



The accompanying notes are an integral part of these financial statements.

                       FYTEK, S. A. DE C. V.

                     STATEMENTS OF CASH FLOWS
                     Thousands of U.S. dollars


                                                  Years ended
                                                  December 31,
                                                 1999     1998

Net income                                      $270     $286
Items not affecting cash:
Allowance for doubtful accounts                  41        22
Deferred income taxes                           (43)       87


Changes in working capital:
Accounts receivable                             (636)    (1,129)
Inventories                                      27      (691)
Related parties, net                            580       156
Suppliers                                        23      1,090
Sundry creditors, accrued expenses and other    140        55
                                                ---        --

Net cash provided by (used in) operating
   activities                                   419       (110)
                                                ---       ----

Cash flow from investing activities
Acquisition of machinery and equipment          (85)     (58)
                                                ---      ---

Cash used in investing activities               (85)     (58)
                                                ---      ---

Effect of exchange rate changes on
     cash and cash equivalents                  (13)        2
                                                ---       ---
Increase (decrease) in cash
     and cash equivalents                        321     (166)

Cash and cash equivalents at
     beginning of the year                       279       445
                                                 ---       ---

Cash and cash equivalents at end of the year    $600      $279
                                                ====      ====


The accompanying notes are an integral part of these financial statements.

                      FYTEK, S. A. DE C. V.

                   NOTES TO FINANCIAL STATEMENTS
              DECEMBER 31, 1999 COMPARATIVE WITH 1998

        (Thousands of U.S. dollars, except exchange rates)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The main activity of Fytek, S. A. de C. V. (the "Company") is the manufacture of chemical fibers. To carry out these activities the Company leases machinery and equipment from related parties (see
Note 8). The Company has no employees and technical and administrative services are provided to it by a related party. The Company is owned 50.01% by Akra Teijin, S. A. de C. V. and 49.99% by Burke Mills, Inc.

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Following is a summary of the most significant accounting policies:

a.   Functional currency and translation

  The Company's functional currency is the Mexican peso (Ps). Through December 31, 1998 Mexico was considered an hyperinflationary economy. An economy is considered to be hyperinflationary when the cumulative inflation for the previous three years exceeds 100%.

  As required by SFAS No. 52, "Foreign Currency Translation" companies operating in hyperinflationary economies and whose functional currency is the local currency must remeasure their financial statements in a manner similar to companies whose functional currency is the U.S. dollar.

  Using the remeasurement method monetary assets and liabilities denominated in pesos are translated into U.S. dollars using current or period end exchange rates. The difference between the exchange rate at the date of the transaction and the exchange rate on the settlement date or balance sheet date if not settled, is included in the results of operations as a foreign exchange gain or loss. Non-monetary assets or liabilities, originally denominated in Ps are translated into U.S. dollars using historical exchange rates at the date of the transactions. Capital stock transactions are also translated at historical exchange rates.

  Income statement components are generally translated at average rates; however, depreciation and amortization charges and costs of goods sold are translated at historical rates based on the U.S. dollar basis of the respective assets.

  Effective January 1, 1999, Mexico is no longer considered a hyperinflationary economy. Therefore, the Company used the current method to translate its Ps financial statements to U.S. dollars. The current method requires the translation of all assets and liabilities using the current year exchange rate. Capital stock continues to be translated at historical exchange rates. The effect of the difference between the exchange rates at the beginning and the end of the reporting periods is reflected as a separate component of stockholders'equity.

  Provided below is a summary of the year end and average exchange rates experienced during 1999 and 1998.


                                                  Ps per $
  At December 31, 1999              Year end      9.5222
  Year ended December 31, 1999      Average       9.5264
  At December 31, 1998              Year end      9.8780
  Year ended December 31, 1998      Average       9.0760

b.   Cash and cash equivalents

  Cash and cash equivalents are stated at cost, which approximates the fair value. The Company considers all highly and temporary cash investments with original maturities of three months or less to be cash equivalents.

c.   Inventories and cost of sales (Note 3)

  Inventories are stated at the lower of average cost or market.

d.   Machinery, equipment and depreciation (Note 4)

  Machinery and equipment are stated at acquisition cost.

  Depreciation of capitalized assets will be calculated by the straight-line method at an annual rate of 4%, beginning January 1, 2000. This rate is based on the estimated useful lives of the assets as determined by the Company.

e.   Income tax

  The Company accounts for income taxes under the liability method in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes".

  This statement requires an asset and liability approach for financial accounting and reporting for income tax under the following basic principles:
  (a) a current tax liability or asset is recognized for the estimated taxes payable or refundable on tax returns for the current year, (b) a deferred tax liability or asset is recognized for the estimated future tax effects attributable to temporary differences, (c) the measurement of current and deferred tax liabilities and assets is based on provisions of the enacted tax law and the effects of future changes in tax laws or rates are not anticipated, and (d) the measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits for which available evidence indicates that it is more likely than not that they will not be realized. Under this method, deferred tax is recognized with respect to all temporary differences.

  The temporary differences under FAS No. 109 are determined based on the difference between the historical tax-basis amount of the asset or liability and the related historical amount reported in the financial statements.

  An additional deferred tax liability of $3 was recorded as of January 1, 1999 to reflect the temporary difference relating to machinery and equipment generated as a result of the change in the methodology used to translate the company's peso denominated financial statements. This effect was recorded as part of the cumulative translation adjustment in stockholders' equity.

f.   Revenue recognition

  The Company recognizes revenue when merchandise is delivered to customers. The allowance for returns and doubtful accounts is sufficient to cover any possible loss.

g.   Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates.

h.   Comprehensive income

  Comprehensive income is the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners.

i.   Disclosure about concentration of credit risk

  The Company's financial statements do not include any financial instruments that represent a significant concentration of credit risk.


NOTE 2 - ACCOUNTS RECEIVABLE

At December 31 this caption comprised the following:

                                                1999        1998
Bermatex, Inc.                                 $ 431       $722
Fariel, S. A. de C. V.                           253        179
Other customers                                1,508        745
Other accounts receivable                        379        220
                                               2,571       1,866
Allowance for doubtful accounts                 (66)       (25)
                                               $2,505      $1,841

NOTE 3 - INVENTORIES

At December 31 this caption comprised the following:

                                                1999      1998
Finished products                               $431      $722
Work in process                                  253       179
Spare parts and others                           290        64
                                                $974      $965

NOTE 4 - MACHINERY AND EQUIPMENT

At December 31 this caption comprised the following:

                                                1999      1998
Machinery and equipment                         $ 79      $-
Construction in progress                          65        57
                                                $144      $ 57


NOTE 5 - STOCKHOLDERS' EQUITY

The capital stock is variable with a fixed minimum of $6 and an unlimited maximum. At December 31, 1999, the subscribed and paid-in nominal capital stock of $307, was represented by 24,450 Series "A" common, nominative shares of one hundred nominal pesos par value each.

Dividends paid from retained earnings which have not previously been taxed are subject to an income tax payable by the Company.


NOTE 6 - INCOME TAX

The components of income tax expense (benefit) for the years ended December 31, are as follows:

                                                1999       1998
Current income tax                              $482      $427
Deferred income tax (benefit)                   (43)        87
                                                $439      $514

The primary components of the net deferred tax liabilities at December 31, are as follows:

                                                1999       1998
Short-term deferred income tax liabilities:
Inventory                                       ($274)    ($216)
Machinery and equipment                         (2)
                                                (276)      (216)
Short-term deferred income tax assets:
Allowance for doubtful accounts                  23          8
Accrued expenses                                180         99
                                                203        107
Net short-term income (liabilities)             ($73)     ($109)

The following is a reconciliation of the statutory income tax rate of the actual effective income tax rate for the years ended December 31.

                                                1999       1998
Income tax computed at statutory tax
rate (35% in 1999 and 34% in 1998)                         $248  $
272
Non-deductible items                            130        235
Other permanent differences                      11          1
Provision to return difference                             34
Effect of change in statutory tax rate                           3
Inflationary components and
translation adjustments                          24          6
Income tax expense                              $439       $514



NOTE 7 - BALANCES AND TRANSACTIONS WITH RELATED PARTIES

Balances with related parties at December 31, are as follows:

                                                1999       1998
Accounts receivable:
Burke Mills, Inc.                              $ 97
                                               ====

Accounts payable:
Burke Mills, Inc.                              $-         $109
Nylon de Mxico, S. A. de C. V.                 190        402
Fibras Qumicas, S. A. de C. V.                1,773       728
                                              -----       ---
                                              $1,963     $1,239
                                              ======     ======

The financial statements include the following significant transactions with related parties for the years ended December 31:

                                                1999       1998
Sale of finished goods to Burke Mills, Inc.   $1,454     $1,510
Purchase of raw and other materials          (4,304)     (4,392)
Cost of administrative and technical services(1,016)     (543)
Rentals of property, machinery and equipment   (549)     (520)

Balances with related parties included in the balance sheet arise from the above-mentioned transactions.


NOTE  8 - COMMITMENTS

Operating lease:

The Company leases buildings, machinery and equipment from its stockholders and an affiliated company, under non-cancellable operating lease agreements. During the years ended December 31, 1999 and 1998, the Company paid rentals of $549,454 and $520,130, under the terms of these agreements, respectively.

Future lease obligations for these leases at December 31, 1999, are as follows:

2000                                                $549,454
2001                                                 503,666
----                                                 -------
                                                    $1,053,120
                                                    ==========

Supply agreements:

In 1996, the Company entered into a five years supply agreement with Burke Mills, Inc. to supply approximately $1,800,000 annually of polyester twisted yarn, beginning November 1997.

In 1996, the Company entered into a five years supply agreement with Fibras Qumicas, S. A. de C. V. (affiliated company) to purchase approximately $3,500,000 annually of polyester natural yarn, beginning November 1997.